This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-265130
SUBJECT TO COMPLETION, DATED AUGUST 19, 2024
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 20, 2022)
$
The Kroger Co.
$    % Senior Notes due 2026
$    % Senior Notes due 2027
$    % Senior Notes due 2029
$    % Senior Notes due 2031
$    % Senior Notes due 2034
$    % Senior Notes due 2054
$    % Senior Notes due 2064

The Kroger Co. (“Kroger” or the “Company”) is offering $      aggregate principal amount of    % Senior Notes due 2026 (the “2026 notes”), $      aggregate principal amount of    % Senior Notes due 2027 (the “2027 notes”), $      aggregate principal amount of    % Senior Notes due 2029 (the “2029 notes”), $      aggregate principal amount of    % Senior Notes due 2031 (the “2031 notes”), $       aggregate principal amount of    % Senior Notes due 2034 (the “2034 notes”), $      aggregate principal amount of    % Senior Notes due 2054 (the “2054 notes”) and $      aggregate principal amount of    % Senior Notes due 2064 (the “2064 notes”). We refer to the 2026 notes, the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes, the 2054 notes and the 2064 notes collectively as the “notes.”
Kroger will pay interest on the notes on         and         of each year, beginning on           , 2025. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
On October 13, 2022, Kroger entered into an agreement and plan of merger (as amended, the “Merger Agreement”), pursuant to which, among other things, a wholly owned, direct subsidiary of Kroger (“Merger Sub”) will merge with and into Albertsons Companies Inc. (“ACI”), with ACI surviving the merger as a direct, wholly owned subsidiary of Kroger (the “Merger”). Kroger expects to use the net proceeds of this offering to pay a portion of the cash consideration for the Merger. The offering is not conditioned upon the consummation of the Merger, which, if consummated, will occur subsequent to the closing of this offering. However, if (i) the Merger does not occur prior to the later of (a) December 31, 2024 or (b) any later date to which ACI and Kroger may agree to extend the “Outside Date” under the Merger Agreement (the “SMR Outside Date”), (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) we notify the trustee that we will not pursue the consummation of the Merger, the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes will be subject to a special mandatory redemption upon the terms and at the redemption price set forth in this prospectus supplement under “Description of the Notes — Special Mandatory Redemption.” The 2034 notes, the 2054 notes and the 2064 notes will not be subject to such special mandatory redemption provisions. If the Merger is not completed, Kroger expects to use the net proceeds of the 2034 notes, the 2054 notes and the 2064 notes for general corporate purposes.
Subject to the special mandatory redemption provisions, Kroger has the right to redeem all or any portion of the notes at any time at the applicable redemption prices described in this prospectus supplement, plus accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption. If a change of control triggering event as described herein occurs, unless Kroger has exercised its option to redeem the notes, Kroger will be required to offer to repurchase the notes at the price described in this prospectus supplement.
The notes will be Kroger’s senior unsecured and unsubordinated obligations and will rank equally with all of Kroger’s existing and future senior unsecured and unsubordinated indebtedness and senior to all of Kroger’s future subordinated indebtedness. The notes will effectively rank junior to any of Kroger’s future secured indebtedness to the extent of the assets securing that indebtedness and will be structurally subordinated to any indebtedness and other liabilities of Kroger’s subsidiaries that do not guarantee the notes. See “Description of the Notes — Ranking.”
See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about certain factors you should consider before buying notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Initial public offering price		Underwriting discounts		Proceeds, before expenses, to Kroger
Per 2026 note		%		%		%
2026 notes Total	$		$		$
Per 2027 note		%		%		%
2027 notes Total	$		$		$
Per 2029 note		%		%		%
2029 notes Total	$		$		$
Per 2031 note		%		%		%
2031 notes Total	$		$		$
Per 2034 note		%		%		%
2034 notes Total	$		$		$
Per 2054 note		%		%		%
2054 notes Total	$		$		$
Per 2064 note		%		%		%
2064 notes Total	$		$		$
Total	$		$		$
The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from                 , 2024 and must be paid by the purchaser if the notes are delivered after            , 2024.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about            , 2024.

Joint Book-Running Managers
Citigroup Wells Fargo Securities

Prospectus Supplement dated            , 2024

FORWARD-LOOKING STATEMENTS
The prospectus and this prospectus supplement (including information included or incorporated by reference herein) contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on our assumptions and beliefs in light of the information currently available to us. These statements are subject to a number of known and unknown risks, uncertainties and other important factors, including the risks and other factors discussed in the “Risk Factors” section of the prospectus and this prospectus supplement and other factors discussed in our filings (and ACI’s filings) under the Securities Act and the Exchange Act, that could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward looking statements. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We undertake no obligation to update any forward-looking statement.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of the prospectus and this prospectus supplement, and information in documents that we file with the SEC after the date of this prospectus supplement and before we sell all of the notes will automatically update and supersede this information.
We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we or ACI may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•
Kroger’s Annual Report on Form 10-K for the year ended February 3, 2024, filed with the SEC on April 2, 2024;

•
Kroger’s Quarterly Report on Form 10-Q for the quarter ended May 25, 2024, filed with the SEC on June 28, 2024;

•
Kroger’s Current Reports on Form 8-K filed with the SEC on February 5, 2024, April 22, 2024, June 28, 2024, August 15, 2024. August 15, 2024 and August 19, 2024; and

•
Kroger’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 15, 2024, to the extent incorporated by reference in Kroger’s annual report on Form 10-K for the fiscal year ended February 3, 2024.

•
ACI’s Annual Report on Form 10-K for the year ended February 24, 2024, filed with the SEC on April 22, 2024; and

•
ACI’s Quarterly Report on Form 10-Q for the quarter ended June 15, 2024, filed with the SEC on July 23, 2024.

This Incorporation by Reference section supersedes the second paragraph of the section entitled “Where You Can Find More Information” in the base prospectus.

THE COMPANY
The Kroger Co. (the “Company” or “Kroger”) was founded in 1883 and incorporated in 1902. The Company is built on the foundation of its retail grocery business, which includes the added convenience of its retail pharmacies and fuel centers. Kroger’s strategy is focused on growing customer loyalty by delivering great value and convenience, and investing in four strategic pillars: Fresh, Our Brands, Data & Personalization and Seamless.
Kroger’s revenues are predominately earned and cash is generated as consumer products are sold to customers in Kroger stores, fuel centers and via online platforms. Kroger earns income predominately by selling products at price levels that produce revenues in excess of the costs incurred to make these products available to customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Kroger also utilizes the data and traffic generated by its retail business to deliver incremental value and services for customers that generate alternative profit streams. These alternative profit streams would not exist without Kroger’s core retail business. Kroger is diversified across brands, product categories, channels of distribution, geographies and consumer demographics.
Kroger’s principal executive offices are located at 1014 Vine Street, Cincinnati, OH 45202, and its telephone number is 513-762-4000. Kroger maintains a website at www.thekrogerco.com where general information about Kroger is available. The information contained on Kroger’s website is not a part of this prospectus supplement.
ACI
ACI is a leading food and drug retailer in the United States, with both strong local presence and national scale. ACI also manufactures and processes some of the food for sale in its stores. ACI maintains a website (www.albertsonscompanies.com) where general information about ACI is available. Information contained on ACI’s website is not a part of this prospectus supplement.
The Transactions
On October 13, 2022, the Company entered into an agreement and plan of merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, a wholly owned, direct subsidiary of the Company (“Merger Sub”) will merge with and into Albertsons Companies Inc. (“ACI”), with ACI surviving the merger as a direct, wholly owned subsidiary of the Company (the “Merger”). Under the terms of the Merger Agreement, all of the outstanding shares of ACI common and preferred stock (on an as converted basis) automatically will be converted into the right to receive $34.10 per share, subject to certain reductions described below.
The per share cash purchase price of $34.10 payable to ACI shareholders in the Merger will be reduced by an amount equal to $6.85, which is the per share amount of a special pre-closing cash dividend that was paid on January 20, 2023 to ACI shareholders of record as of October 24, 2022. The adjusted per share cash purchase price is expected to be $27.25.
In connection with obtaining the requisite regulatory clearance necessary to consummate the Merger, the Company and ACI will make certain store divestitures. Subject to the outcome of the divestiture process and as described in the Merger Agreement, ACI was prepared to establish an ACI subsidiary (“SpinCo”). As described in further detail below, on September 8, 2023, the Company and ACI announced that they entered into a comprehensive divestiture plan with C&S Wholesale Grocers, LLC (“C&S”). As a result of the comprehensive divestiture plan announced with C&S, the Company has exercised its right under the Merger Agreement to sell what would have been the SpinCo business to C&S. Consequently, the spin-off previously contemplated by the Company and ACI is no longer a requirement under the Merger Agreement and will not be pursued by the Company and ACI.
On September 8, 2023, the Company and ACI announced that they entered into a definitive agreement with C&S for the sale of 413 stores, as well as the QFC, Mariano’s and Carrs banners, the exclusive licensing rights to the Albertsons banner in Arizona, California, Colorado and Wyoming, eight distribution centers, two offices and certain other assets in connection with the Merger. In addition, the Company will divest the Debi Lilly Design, Primo Taglio, Open Nature, ReadyMeals and Waterfront Bistro private label brands.

On April 22, 2024, the Company and ACI announced they had entered into an amended and restated purchase agreement with respect to their definitive agreement with C&S which provided for the sale of an additional 166 stores, as well as the addition of the Haggen banner, and revision of the exclusive licensing rights such that in Arizona and Colorado, the exclusive licensing rights are to the Safeway banner rather than the Albertsons banner, with the exclusive licensing of the Albertsons banner in California and Wyoming remaining unchanged. In addition, the amended and restated agreement includes increased distribution capacity of C&S through a combination of different and larger distribution facilities, and expanded transition services agreements to support C&S and the addition of one dairy facility. The amended and restated agreement also provides C&S with access to the Signature and O Organics private label brands and expands the corporate and office infrastructure provided to C&S. All fuel centers and pharmacies associated with the divested stores will remain with the stores. The stores will be divested by the Company following the closing of the Merger (such divestiture, the “Divestiture”). The definitive amended and restated purchase agreement has customary representations and warranties and covenants of a transaction of its type. The Divestiture is subject to fulfillment of customary closing conditions, including clearance by the Federal Trade Commission (“FTC”) and the completion of the Merger. C&S will pay the Company all-cash consideration of approximately $2.761 billion, subject to certain customary adjustments.
On February 26, 2024, the FTC instituted an administrative proceeding (the “FTC Administrative Proceeding”) to prohibit the Merger. Simultaneously, the FTC (joined by nine states) filed suit in the United States District Court for the District of Oregon (the “FTC Federal Litigation”) requesting a preliminary injunction to block the Merger. On January 15, 2024 and February 14, 2024, the attorneys general of Washington and Colorado, respectively, filed suit in their respective state courts, also seeking to enjoin the Merger. In the FTC Federal Litigation, the Company and ACI have stipulated to a temporary restraining order that prevents the Merger from closing until after 11:59 PM Eastern Time on the fifth business day after the court rules on the FTC’s motion for a preliminary injunction or until after the date set by the court, whichever is later. On July 12, 2024, the FTC administrative law judge recessed the evidentiary portion of the FTC Administrative Proceeding until after the conclusion of the FTC Federal Litigation. A preliminary injunction hearing in the FTC Federal Litigation is set to begin on August 26, 2024. In the Colorado case, (x) the court has scheduled a permanent injunction hearing to begin on September 30, 2024 and (y) Kroger and ACI have stipulated to a preliminary injunction that prevents the Merger from closing until five business days after the Colorado court rules on the Colorado attorney general’s request for a permanent injunction (in the event the Colorado court denies such request). In the Washington case, (x) a trial on the Washington attorney general’s request for a permanent injunction is scheduled to begin on September 16, 2024 and (y) Kroger and ACI have committed that they will not close the Merger until five days after the Washington court rules on the request for a permanent injunction (so long as such ruling occurs on or before September 26, 2024). In addition to these governmental actions, private plaintiffs have filed suit in the United States District Court for the Northern District of California also seeking to enjoin the transaction. That case is stayed pending resolution of the FTC’s motion for a preliminary injunction in the FTC Federal Litigation.
In connection with the Merger Agreement, on October 13, 2022, the Company entered into a commitment letter with certain lenders pursuant to which the lenders have committed to provide a $17.4 billion senior unsecured bridge term loan facility (the “bridge facility”), which, if entered into, would mature 364 days after the closing date of the Merger. The commitments under the bridge facility are intended to be drawn to fund a portion of the cash consideration for the Merger only to the extent the Company does not arrange for alternative financing prior to closing. As alternative financing for the Merger is secured, the commitments with respect to the bridge facility under the commitment letter will be reduced. Upfront fees with respect to the bridge facility are included in “Financing fees paid” in the Company’s Consolidated Statements of Cash Flows and will be recognized as operating, general and administrative expense in the Company’s Consolidated Statements of Operations over the commitment period. On July 26, 2024, the Company and the commitment parties under the bridge facility agreed to extend the outside date with respect to the bridge facility commitments to the earlier of (x) the Merger Outside Date (as defined herein) and (y) December 31, 2024.
On November 9, 2022, the Company entered into a term loan credit agreement with certain lenders pursuant to which the lenders committed to provide, contingent upon the completion of the Merger and certain other customary conditions to funding, (1) senior unsecured term loans in an aggregate principal amount of $3.0 billion maturing on the third anniversary of the Merger closing date and (2) senior unsecured term loans in an aggregate principal amount of $1.75 billion maturing on the date that is 18 months after the Merger closing date (collectively, the “Term Loan Facilities”). Borrowings under the Term Loan Facilities will be used to pay a portion of the consideration and other amounts payable in connection with the Merger. The entry into the term loan credit agreement reduced the commitments under the Company’s $17.4 billion bridge facility commitment by $4.75 billion to $12.65 billion. On April 12, 2024, the Company and the lenders to the bridge facility, at the Company’s request, further reduced the bridge facility commitment by $2.0 billion to $10.65 billion. Borrowings under the Term Loan Facilities will bear interest at rates that vary based on the type of loan and the Company’s debt rating. On July 26, 2024, the Company and the lenders under the Term Loan Facilities agreed to extend the outside date with respect to the term loan commitments to the earlier of (x) the Merger Outside Date and (y) December 31, 2024. In August 2024, the Company announced that it intends to enter into a second amendment to the term loan agreement to, among other things, amend certain covenants applicable thereto. In addition to the sources of financing described above, the Company expects to finance the Merger with the proceeds from this offering, cash on hand, and, if necessary, borrowings under its commercial paper program or revolving credit facility. See “Use of Proceeds.”
As of May 25, 2024, Kroger maintained a $2.75 billion (with the ability to increase by up to $1.25 billion) unsecured revolving credit facility that terminates, unless extended, on July 6, 2026. Outstanding borrowings under the existing revolving credit facility and commercial paper borrowings, and certain outstanding letters of credit, reduce funds available under the existing revolving credit facility. As of May 25, 2024, Kroger had no outstanding commercial paper and no borrowings under the existing revolving credit facility. The outstanding letters of credit that reduce the funds available under Kroger’s existing revolving credit facility totaled $2.0 million as of May 25, 2024. In August 2024, the Company announced it intends to enter into a new unsecured revolving credit facility with certain lenders pursuant to which the lenders would commit to provide a new $5.0 billion unsecured revolving credit facility (of which $2.75 billion of commitments will be made available upon effectiveness of the new revolving credit facility and $2.25 billion of commitments will be made available upon the completion of the Merger, of which up to $750.0 million may be borrowed on the closing date of the Merger to fund a portion of the cash consideration for the Merger). The new revolving credit facility would replace the Company’s existing revolving credit facility and would mature on the fifth anniversary of the closing date of the new revolving credit facility. The Company would have the ability to increase the commitments under the new revolving credit facility by up to an additional $2.0 billion, subject to certain conditions.
In accordance with and subject to the Merger Agreement, ACI has extended, and either party may continue to extend, the original outside date of January 13, 2024 from time to time in 30-day increments for up to 270 days in the aggregate ending on October 9, 2024 (as may be extended or waived by the terms of the Merger Agreement, the “Merger Outside Date”). The Company will be obligated to pay a termination fee of $600 million if the Merger Agreement is terminated by either party in connection with the occurrence of the Merger Outside Date, and, at the time of such termination, all closing conditions other than regulatory approval have been satisfied. The expected timing of the consummation of the Merger is unclear and subject to a number of regulatory obstacles, including the administrative and court proceedings instituted by the FTC and various states, as further described herein. Nevertheless, Kroger and ACI anticipate being able to close the Merger during the fourth quarter of calendar year 2024. There can be no guarantee that the parties will agree to extend the Merger Outside Date or that the Merger will be consummated, see “Risk Factors — Risks Related to the Merger” for more information.
The closing of the Merger is subject to satisfaction or waiver of certain conditions, including: (i) the absence of any injunctions or restraints issued by any governmental entity of competent jurisdiction which would restrain, enjoin or otherwise prohibit the consummation of the transactions or make the consummation of the transactions illegal; (ii) the waiting period (or any extension thereof) applicable to the transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated, and any agreement with any governmental entity not to close the transaction shall have expired or been terminated; (iii) the accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications; (iv) material compliance with each party’s covenants; and (v) a certificate of compliance signed by an executive officer of each party confirming satisfaction of the respective party’s conditions set forth in the Merger Agreement.

The adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby required the consent of the holders of a majority in voting power of ACI’s outstanding common stock and the holders of a majority in voting power of ACI’s outstanding preferred stock, which was delivered on October 14, 2022. Accordingly, no further action by any stockholder of ACI is required.
On August 15, 2024, the Company launched (i) offers to exchange any and all outstanding notes (the “ACI Notes”) issued by ACI and certain of its subsidiaries for up to $7,441,608,000 aggregate principal amount of new notes to be issued by the Company with identical interest rates, interest payment dates, maturity dates and optional redemption prices as the corresponding series of validly tendered ACI Notes (collectively, the “Kroger Exchange Notes”) and cash and (ii) the related solicitations of consents to adopt certain proposed amendments that would eliminate substantially all restrictive covenants and certain events of default and other provisions in each of the indentures governing the ACI Notes (collectively, the “ACI Exchange Offers”). Neither ACI nor the Company will receive any cash proceeds from the issuance of the Kroger Exchange Notes in connection with the ACI Exchange Offers. Upon the expiration of the ACI Exchange Offers, any ACI Notes that were accepted for exchange with Kroger Exchange Notes are expected to be cancelled in connection with the settlement of the ACI Exchange Offers. This prospectus supplement is not an offer or sale of the Kroger Exchange Notes, which are solely being offered pursuant to a confidential exchange offer memorandum and consent solicitation statement, dated August 15, 2024. The ACI Exchange Offers are being made upon, and are subject to, the terms and conditions set forth therein and are conditioned upon, among other things, the consummation of the Merger.
Neither this offering nor the closing of the Merger is conditioned on the consummation of the ACI Exchange Offers. The Company is permitted, subject to applicable law, to amend, extend, terminate or withdraw the ACI Exchange Offers, and there can be no assurance that the Company will consummate any of the ACI Exchange Offers. There can also be no assurance as to the principal amount of any series of ACI Notes that will be tendered or accepted for exchange pursuant to the ACI Exchange Offers or when such ACI Notes may be tendered. Depending on the results of the ACI Exchange Offers, the Company may provide guarantees to all or a portion of the ACI Notes that remain outstanding following consummation of the ACI Exchange Offers and cause the obligors under such ACI Notes to guarantee the Kroger Exchange Notes and Kroger’s other indebtedness, including the notes, the Term Loan Facilities, the revolving credit facility and Kroger’s existing and future senior indebtedness. In such event, the notes and Kroger’s other indebtedness would effectively rank equal in right of payment with any such ACI Notes with respect to the assets of Kroger and the obligors of such ACI Notes. The foregoing scenario is referred to herein as the “Cross-Guarantee Scenario.” See “Risk Factors — Risks Related to the Notes — The notes are expected to be structurally subordinated to all the obligations of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.”
The Merger, Divestiture, the ACI Exchange Offers, the offering of the notes and any other financings related to the Merger are collectively referred to herein as the “Transactions.”

Corporate Structure
The following diagram depicts (on a condensed basis) our anticipated corporate structure after giving effect to the Transactions, including the ACI Exchange Offers (assuming all of the outstanding ACI Notes are tendered and accepted in the ACI Exchange Offers for $1,000 principal amount of new Kroger Exchange Notes for each $1,000 principal amount of ACI Notes) and the issuance of the notes offered hereby:

(1)
See our unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement.

(2)
Comprised of (i) $      aggregate principal amount of notes offered hereby, (ii) $4,750,000,000 of borrowings under the Term Loan Facilities, (iii) $7,441,608,000 aggregate principal amount of senior notes issued in the ACI Exchange Offers (assuming all of the outstanding ACI Notes are tendered and accepted in the ACI Exchange Offers for $1,000 principal amount of new Kroger Exchange Notes for each $1,000 principal amount of ACI Notes) and (iv) $10,186,000,000 aggregate principal amount of existing Kroger senior notes as of May 25, 2024.

(3)
As of May 25, 2024, we had no borrowings under our existing revolving credit facility. In August 2024, the Company announced that it was seeking to enter into a new $5.0 billion unsecured revolving credit facility. See “Prospectus Summary — Transactions” for more information.

(4)
See our unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement for certain adjustments made to ACI’s historical total assets as of June 15, 2024.

RISK FACTORS
Investing in the notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement before deciding whether to invest. You also should read and consider the risk factors contained in (i) Part I, Item 1A, “Risk Factors” in each of the Company’s and ACI’s Annual Report on Form 10-K for the year ended February 3, 2024 and February 24, 2024, respectively, and (ii) subsequent filings of the Company and ACI with the Securities and Exchange Commission (“SEC”), which are on file or will be filed with the SEC and incorporated by reference into this prospectus supplement.
Risks Related to the Merger
The ability to complete the Merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could cause us or ACI to abandon the Merger.
Completion of the Merger is conditioned upon, among other things, the expiration or termination of the required waiting period (and any extension thereof) applicable to the Merger under the HSR Act, and any voluntary agreement with the FTC, or the Department of Justice Antitrust Division (“DOJ”). In deciding whether to grant antitrust approvals, the FTC or DOJ and other state regulatory agencies will consider the effect of the Merger on competition and will likely condition their approval of the Merger on our and/or ACI’s agreement to various requirements, limitations and divestitures or impose restrictions on the conduct of the combined entity’s business following the Merger. We cannot provide any assurance that we or ACI will obtain the necessary approvals to complete the Merger. In addition, these requirements, limitations, divestitures, or restrictions may result in the delay or abandonment of the Merger.
On February 26, 2024, the FTC instituted the FTC Administrative Proceeding to prohibit the Merger. Simultaneously, the FTC (joined by nine states) filed the FTC Federal Litigation in the United States District Court for the District of Oregon requesting a preliminary injunction to block the Merger. On January 15, 2024 and February 14, 2024, the attorneys general of Washington and Colorado, respectively, filed suit in their respective state courts, also seeking to enjoin the Merger. In the FTC Federal Litigation, the Company and ACI have stipulated to a temporary restraining order that prevents the Merger from closing until after 11:59 PM Eastern Time on the fifth business day after the court rules on the FTC’s motion for a preliminary injunction or until after the date set by the court, whichever is later. On July 12, 2024, the FTC administrative law judge recessed the evidentiary portion of the FTC Administrative Proceeding until after the conclusion of the FTC Federal Litigation. A preliminary injunction hearing in the FTC Federal Litigation is set to begin on August 26, 2024. In the Colorado case, (x) the court has scheduled a permanent injunction hearing to begin on September 30, 2024 and (y) Kroger and ACI have stipulated to a preliminary injunction that prevents the Merger from closing until five business days after the Colorado court rules on the Colorado attorney general’s request for a permanent injunction (in the event the Colorado court denies such request). In the Washington case, (x) a trial on the Washington attorney general’s request for a permanent injunction is scheduled to begin on September 16, 2024 and (y) Kroger and ACI have committed that they will not close the Merger until five days after the Washington court rules on the request for a permanent injunction (so long as such ruling occurs on or before September 26, 2024). In addition to these governmental actions, private plaintiffs have filed suit in the United States District Court for the Northern District of California also seeking to enjoin the transaction. That case is stayed pending resolution of the FTC’s motion for a preliminary injunction in the FTC Federal Litigation.
Notwithstanding the foregoing, the DOJ or any other state regulatory agency could take further or other actions under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking additional divestiture of our assets and/or those of ACI, or requiring us or ACI to agree to other remedies or requirements. We cannot be certain that we or ACI will prevail in the face of the legal challenges to the Merger. Failure to prevail in any legal challenge to the Merger may result in the delay or abandonment of the Merger.
The effect and terms and conditions of any potential divestitures, including those that may be imposed by regulators as a condition to the approval of the Merger, may have material adverse effects on the Merger.
In connection with obtaining the requisite regulatory clearance necessary to consummate the transaction, we and ACI have agreed to make store divestitures. On September 8, 2023, we and ACI announced that we entered into a definitive agreement with C&S for the sale of 413 stores, as well as the QFC, Mariano’s and Carrs banners, the exclusive licensing rights to the Albertsons banner in Arizona, California, Colorado and Wyoming, eight distribution centers, two offices and certain other assets in connection with the Merger. In addition, we will divest the Debi Lilly Design, Primo Taglio, Open Nature, ReadyMeals and Waterfront Bistro private label brands. On April 22, 2024, we and ACI announced we had entered into an amended and restated purchase agreement with respect to our definitive agreement with C&S which provided for the sale of an additional 166 stores, as well as the addition of the Haggen banner, and revision of the exclusive licensing rights such that in Arizona and Colorado, the exclusive licensing rights are to the Safeway banner rather than the Albertsons banner, with the exclusive licensing of the Albertsons banner in California and Wyoming remaining unchanged. In addition, the amended and restated agreement includes increased distribution capacity of C&S through a combination of different and larger distribution facilities, as well as expanded transition services agreements to support C&S and the addition of one dairy facility. The amended and restated agreement also provides C&S with access to the Signature and O Organics private label brands and expands the corporate and office infrastructure provided to C&S. All fuel centers and pharmacies associated with the divested stores will remain with the stores. The stores will be divested by us following the closing of the Merger. Any change in the expected number of stores to be divested or other changes to the stores to be divested could materially impact the pro forma financial information incorporated by reference herein. Such divestitures or any additional required divestitures may have material adverse effects on the Merger. If we and/or ACI are required to divest additional assets or businesses, there can be no assurance that we will be able to negotiate such divestitures expeditiously or on favorable terms or that regulators will approve the terms of such divestitures. We can provide no assurance that the effect and terms and conditions of any potential divestitures will not have material adverse effects or otherwise result in abandonment of the Merger.
The unaudited pro forma condensed combined financial information reflecting the Merger incorporated by reference into this prospectus supplement is based on assumptions and is subject to change based on various factors.
We and ACI have no prior history as a combined company and our assets and operations have not been managed on a combined basis. As a result, our unaudited pro forma condensed combined financial information, which was prepared in accordance with Article 11 of Regulation S-X and historical financial statements of our and ACI’s businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the proposed Merger, the Divestiture and related financings been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company if the Merger, Divestiture and related financings are consummated.
Our unaudited pro forma condensed combined financial information does not reflect future charges or future events resulting from the Merger that may occur, including restructuring activities or other costs related to the integration of our and ACI’s businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. Our unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement is based in part on certain assumptions regarding the Merger, including the assumption that 579 stores will be divested in connection with the Divestiture and the related financings. We believe the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances, however, such assumptions and estimates are preliminary and may not prove to be accurate over time. In addition, if and to the extent there are any further changes to the Divestiture, or additional divestitures are required, or changes in market conditions affecting the financings, including the results of the ACI Exchange Offers, then the pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. We have no obligation to update the pro forma condensed financial information incorporated by reference herein for any subsequent event and may not do so.
As a result, investors should not place any undue reliance on our unaudited pro forma financial information, and our actual results following the completion of the Merger, Divestiture, the ACI Exchange Offers and related financings may differ from those that are anticipated.

The Merger creates incremental business, regulatory and reputational risks.
The Merger and the Divestiture entail important risks, including, among others: the expected timing and likelihood of completion of the Merger and the Divestiture, including the timing, receipt and terms and conditions of any required governmental and regulatory clearance of the Merger and the Divestiture, and/or resolution of pending litigation challenging the Merger; the effect of the Divestiture; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or amended and restated agreement with C&S; the outcome of any legal proceedings that have been instituted and may in the future be instituted against the parties and others following announcement of the Merger or the Divestiture; the inability to consummate the Merger or the Divestiture due to the failure to satisfy other conditions to complete the Merger or the Divestiture; risks that the Merger or the Divestiture disrupts our or ACI’s current plans and operations; the ability to identify and recognize, including on the expected timeline, the anticipated total shareholder return, revenue and EBITDA expectations; the amount of the costs, fees, expenses and charges related to the Merger or the Divestiture; the risk that transaction and/or integration costs are greater than expected, including as a result of conditions regulators put on any approvals of the transaction; the potential effect of the announcement and/or consummation of the Merger or the Divestiture on relationships, including with associates, suppliers and competitors; our ability to maintain an investment grade credit rating; the risk that management’s attention is diverted from other matters; risks related to the potential effect of general economic, political and market factors, including changes in the financial markets as a result of inflation or measures implemented to address inflation, and any epidemic, pandemic or disease outbreaks, on us, ACI or the Merger or the Divestiture; the risk of adverse effects on the market price of our or ACI’s securities or on our or ACI’s operating results for any reason; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the amended and restated divestiture agreement with C&S; and other risks described in our filings with the SEC.
Risks Related to the Notes
Our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions and increasing our borrowing costs.
As of May 25, 2024, after giving pro forma effect to the Transactions (assuming all of the outstanding ACI Notes are tendered and accepted in the ACI Exchange Offers for $1,000 principal amount of new Kroger Exchange Notes for each $1,000 principal amount of ACI Notes), our total outstanding indebtedness, including finance leases and the current portion thereof, would have been approximately $32.4 billion. As of May 25, 2024, we maintained a $2.75 billion (with the ability to increase by up to $1.25 billion) unsecured revolving credit facility that terminates, unless extended, on July 6, 2026. Outstanding borrowings under the existing revolving credit facility and commercial paper borrowings, and certain outstanding letters of credit, reduce funds available under the existing revolving credit facility. As of May 25, 2024, we had no outstanding commercial paper and no borrowings under the existing revolving credit facility. The outstanding letters of credit that reduce the funds available under our existing revolving credit facility totaled $2.0 million as of May 25, 2024. In August 2024, we announced that we intend to enter into a new unsecured revolving credit facility with certain lenders pursuant to which the lenders would commit to provide a new $5.0 billion unsecured revolving credit facility to replace our existing revolving credit facility. See “Prospectus Summary — Transactions” for more information.
In connection with the Merger Agreement, on October 13, 2022, we entered into a commitment letter with certain lenders pursuant to which the lenders have committed to provide a $17.4 billion bridge facility. The commitments under the bridge facility are intended to be drawn to fund a portion of the cash consideration for the Merger only to the extent we do not arrange for alternative financing prior to closing. As alternative financing for the Merger is secured, the commitments with respect to the bridge facility under the commitment letter will be reduced.
On November 9, 2022, we executed a term loan credit agreement with certain lenders pursuant to which the lenders committed to provide, contingent upon the completion of the Merger and certain other customary conditions to funding, $4.75 billion of borrowings under the Term Loan Facilities to pay a portion of the consideration and other amounts payable in connection with the Merger. The entry into the term loan credit agreement reduces the bridge facility commitments by $4.75 billion to $12.65 billion. On April 12, 2024, we elected to further reduce the bridge facility commitment by $2.0 billion to $10.65 billion. We expect to fund the balance of the cash consideration for the Merger, and reduce the remaining commitments under the bridge facility, with the proceeds from this offering, cash on hand, and, if necessary, borrowings under our commercial paper program or revolving credit facility.
This indebtedness could reduce our ability to obtain additional financing for working capital, mergers and acquisitions or other purposes and could make us vulnerable to future economic downturns as well as competitive pressures. If debt markets do not permit us to refinance certain maturing debt, we may be required to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness. Changes in our credit ratings, or in the interest rate environment, could have an adverse effect on our financing costs and structure.
We believe that we will have sufficient funds from all sources to meet our needs over the next several years. We cannot assure you, however, that our business will generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to pay our debt and make necessary investments, we will be required to:
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refinance all or a portion of our existing debt;

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seek new borrowings;

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forego strategic opportunities; or

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delay, scale back or eliminate some aspects of our operations.

If necessary, any of these actions could have a material negative impact on our business, financial condition or results of operations. Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. If new indebtedness is incurred, the related risks that we and our subsidiaries face would be increased, and we may not be able to meet all our debt obligations, including the repayment of the notes, in whole or in part.
In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.
The notes are expected to be structurally subordinated to all the obligations of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.
The notes are expected to be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables and other accrued rebates and liabilities, of our subsidiaries, including ACI and its subsidiaries following the Merger, that do not guarantee the notes.
We and our subsidiaries may incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the indenture that will govern the notes generally do not restrict us from doing so. In addition, the indenture will allow us to issue additional notes under certain circumstances. Although the indenture places some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, we and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. Subject to certain limitations relating to creation of liens, the indenture also does not restrict our subsidiaries from incurring additional debt, which would be structurally senior to the notes if such subsidiary does not guarantee the notes. In addition, the indenture will not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness.
In addition, upon consummation of the Merger, ACI will become our wholly owned subsidiary and the notes are expected to be structurally subordinated in right of payment to any ACI Notes that are not exchanged in the ACI Exchange Offers with respect to the assets of ACI, New Albertsons, L.P. (“NALP”), Safeway Inc. (“Safeway”), Albertson’s LLC (“Albertsons”), Albertsons Safeway LLC (“ASL”) and American

Stores Company, LLC (“ASC,” and together with the foregoing, the “Albertsons Issuing Entities”) and each of their subsidiaries (subject to the Cross-Guarantee Scenario). Upon closing of the Merger, we expect to repay and terminate ACI’s existing credit facility and, as a result of such repayment and termination, we expect to release all of the guarantees of ACI’s subsidiaries with respect to the 3.250% senior notes due 2026, 7.500% senior notes due 2026, 4.625% senior notes due 2027, 5.875% senior notes due 2028, 6.500% senior notes due 2028, 3.500% senior notes due 2029 and 4.875% senior notes due 2030 (collectively, the “ACI HY Notes”) issued by ACI, NALP, Safeway, Albertsons and ASL, as applicable (collectively, the “ACI HY Issuers”). Therefore, following the consummation of the ACI Exchange Offers, none of the Company or any of its subsidiaries, other than the Albertsons Issuing Entities, each, insofar as applicable, is expected to be an obligor of any such ACI Notes that are not exchanged in the ACI Exchange Offers, and as a result, holders of such ACI Notes will have no claims against the assets of the Company and its subsidiaries other than the Albertsons Issuing Entities, each, in so far as applicable (subject to the Cross-Guarantee Scenario). As of June 15, 2024, ACI and its subsidiaries had approximately $26.1 billion in assets.
If the requisite consents to adopt certain proposed amendments to the indentures governing the ACI HY Notes are not received in the ACI Exchange Offers, we may seek an investment grade rating on such ACI HY Notes by at least two nationally recognized statistical rating organizations, which would allow us to terminate substantially all of the restrictive covenants under each applicable ACI indenture pursuant to the covenant termination provisions therein. If successful, such covenant termination would be effective for so long as such ACI HY Notes remain outstanding, regardless of any subsequent downgrades in the ratings of such ACI HY Notes. In connection with the covenant termination, we may elect to provide guarantees of the applicable series of ACI HY Notes. Furthermore, if we determine to guarantee any series of ACI Notes following the closing of the Merger, we may cause the obligors with respect to any such ACI Notes to guarantee the notes and our other senior indebtedness, including the Kroger Exchange Notes, the Term Loan Facilities, the revolving credit facility and our existing and future senior indebtedness. In such event, the notes and our other indebtedness would effectively rank equal in right of payment with any such ACI Notes with respect to the assets of Kroger and the obligors under such ACI Notes.
As a result of the foregoing, the notes are expected to be exclusively obligations of Kroger. Since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, may depend upon the earnings of those subsidiaries and may be subject to various business considerations.
The notes will be unsecured and therefore will be effectively subordinated to any secured debt we may incur in the future.
The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt, including capital lease obligations. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.
Our sources of liquidity are dependent upon our lenders honoring their commitments.
As of May 25, 2024, our $2.75 billion committed revolving credit facility, maturing on July 6, 2026, remained available. Letters of credit totaling $2.0 million as of May 25, 2024 reduced amounts available under the existing revolving credit facility. In addition, as of April 12, 2024, $10.65 billion remained available under the bridge facility for financing the Merger. Our liquidity could be affected if our committed lenders are unable or unwilling to honor their contractual obligations to us. See “Prospectus Summary — Transactions” for more information regarding our revolving credit facility.
Our indebtedness could adversely affect our business, financial condition and results of operations, as well as our ability to meet payment obligations under the notes and other debt.
Following the closing of the Merger, we will continue to have a significant amount of debt and debt service requirements. This level of debt could have significant consequences on our future operations, including:

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making it more difficult for us to meet payment and other obligations under the notes and other outstanding debt;

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resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

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reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

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limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

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placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet payment obligations under the notes and other debt.
Our ability to comply with our debt covenants, to repay, extend, or refinance our existing debt obligations, to make payments of interest on, and the principal of, the notes, and to obtain future credit will depend primarily on our operating performance. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to comply with these covenants, meet our debt service obligations, or obtain future credit on favorable terms, or at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.
Our failure to comply with our debt covenants could result in events of default, which could render such indebtedness due and payable. We may not have sufficient liquidity to repay our indebtedness in such circumstances. In addition, cross-default or cross-acceleration provisions in our debt agreements could cause a default or acceleration to have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument.
We are not prohibited under the indenture that will govern the notes or the indentures that govern our existing or future senior unsecured notes from incurring additional indebtedness in addition to the notes. The incurrence of significant additional indebtedness by us or our subsidiaries would exacerbate the negative consequences mentioned above and could adversely affect our ability to pay the interest on, and principal of, the notes.
We may not be able to generate sufficient cash from operations to service our debt.
Our ability to make payments on, and to refinance, our indebtedness and to fund working capital depends on our ability to generate cash from operations which may be negatively impacted by a variety of factors.
We obtain sales growth from new square footage, as well as from increased productivity from existing stores. Our ability to generate sales and earnings could be adversely affected by the increasingly competitive environment in which we operate. In addition, a prolonged labor dispute, delays in opening new stores, changes in the economic climate, unexpected changes in product cost, weather conditions and natural disasters, government regulations, or other unanticipated events, could adversely affect our operations.
Our ability to meet our debt obligations largely depends on the performance of our subsidiaries and our ability to utilize the cash flows from those subsidiaries.
We are a retail company with a majority of assets owned by our subsidiaries and a majority of operations conducted through our subsidiaries. Our ability to meet our debt and other obligations largely depends on cash flows from our subsidiaries and, in the short term, our ability to raise capital from external sources. In the long term, cash flows from our subsidiaries depend on their ability to generate operating cash flows in excess of their own expenditures, common and preferred stock dividends (if any), and debt or other obligations. Our subsidiaries are separate and distinct legal entities that are not obligated to pay dividends or make loans or distributions to us (whether to enable us to pay principal and interest on our debt (including the notes offered hereby), to pay dividends on its common stock, to settle, repurchase or redeem our debt, or to satisfy our other obligations, absent a guarantee by such subsidiary to pay our debt or other obligations). In addition, notwithstanding our controlling interest in such subsidiaries, many of them are limited in their ability to pay dividends or make loans or distributions to us, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions and other restrictions or in times of financial distress. As a result, we may not be able to cause such subsidiaries and other entities to distribute funds or provide loans sufficient to enable us to meet our debt and other obligations, including obligations under the notes, and to pay dividends.
If we are required to redeem the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes in connection with a special mandatory redemption, holders of the notes may not obtain their expected return on the notes.
This offering is not conditioned on the consummation of the Merger, which, if consummated, will occur subsequent to the closing of this offering. However, if (i) we do not complete the Merger on or prior to the SMR Outside Date, (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) we otherwise notify the trustee of the notes that we will not pursue the consummation of the Merger, we will be required to redeem the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. Our ability to consummate the Merger is subject to various closing conditions, including regulatory approvals and other matters over which we have limited or no control. If we are required to redeem such notes, holders of such notes may not obtain their expected return on those notes and may not be able to reinvest the proceeds from the special mandatory redemption in an investment that results in a comparable return. Holders of the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes will have no right to opt out of the special mandatory redemption provisions of those notes.
Your decision to invest in the notes is made at the time of the offering of the notes. Further, holders of the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes will have no rights under the special mandatory redemption provisions as long as the Merger is consummated on or prior to the SMR Outside Date, nor will such holders have any right to require us to redeem the notes if, between the closing of this offering and the closing of the Merger, we experience any changes in our business or financial condition or if the terms of the Merger Agreement or the Merger change. In addition, there is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes subject to the special mandatory redemption provisions, and such holders will therefore be subject to the risk that we may be unable to finance the special mandatory redemption if it is triggered. For a description of the special redemption provisions, see “Description of the Notes — Special Mandatory Redemption.”
Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.
Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are only required to offer to repurchase the notes upon certain change of control events only if, as a result of such change of control event, the ratings of the notes are lowered below investment grade during the relevant “trigger period” and the rating agencies assigning such lowered ratings expressly link the reduction in rating to the change of control event. As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.
We may be unable to purchase the notes upon a change of control.
The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The occurrence of a change of control (including a Change of Control Triggering Event) would cause an event of default under our senior credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements it may enter into in the future may also require repayment of amounts outstanding in the event of a change of control and/or Change of Control Triggering Event and therefore limit our ability to fund the repurchase of the notes pursuant to the Change of Control Offer (as defined herein). It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of notes. If we have insufficient funds to repurchase all the notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to it on acceptable terms, or at all. See “Description of the Notes — Change of Control Triggering Event.”
Active trading markets for the notes may not develop.
The notes are new issues of securities. There is no existing market for the notes of any series and we do not intend to apply for listing of the notes of any series on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes of any series will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes of any series, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes of any series will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes of such series and the market for similar securities. Any trading market that develops for the notes of any series would be affected by many factors independent of and in addition to the foregoing, including:
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the time remaining to the maturity of the notes of such series;

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the outstanding amount of the notes of such series;

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the terms related to optional redemption of the notes of such series; and

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the level, direction and volatility of market interest rates generally.

The market prices of the notes may be volatile.
The market prices of the notes will depend on many factors that may vary over time, some of which are beyond our control, including:
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our financial performance;

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the amount of our indebtedness outstanding;

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market interest rates;

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the market for similar securities;

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competition;

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the size and liquidity of the markets for the notes; and

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general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.
Our credit ratings may not reflect all risks of your investment in the notes. The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There can be no assurance that credit ratings will remain in effect or that a rating will not be lowered, suspended or withdrawn by the rating agency if, in the rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.
An increase in market interest rates could result in a decrease in the market value of the notes.
In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market value of the notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $      million after deducting the underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, together with cash on hand, borrowings under the Term Loan Facilities, and, if necessary, borrowings under our commercial paper program or revolving credit facility to pay the cash consideration for the Merger and to pay related fees and expenses. Pending that application of funds, we intend to invest the net proceeds from this offering in United States government obligations, bank deposits or other secure, short-term investments. The net proceeds from this offering will not be deposited in an escrow account, and you will not receive a security interest in such proceeds. In addition, we may use borrowings under the bridge facility to pay any portion of the cash consideration for the Merger.
This offering is not conditioned upon the consummation of the Merger which, if consummated, may occur subsequent to the closing of this offering. There can be no assurance that we will consummate the Merger on the terms described herein or at all. If (i) the consummation of the Merger does not occur on or before the SMR Outside Date, (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) we otherwise notify the trustee that we will not pursue the consummation of the Merger prior to the SMR Outside Date, we will be required to redeem the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of the Notes — Special Mandatory Redemption.”
The 2034 notes, the 2054 notes and the 2064 notes are not subject to the special mandatory redemption provision described under “Description of the Notes — Special Mandatory Redemption.” If the Merger is not completed, we expect to use the net proceeds of the 2034 notes, the 2054 notes and the 2064 notes for general corporate purposes.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities in the accompanying prospectus. This summary is subject to and qualified in its entirety by reference to the indenture (as defined below) and the forms of notes.
General
We will issue the notes under an indenture dated June 25, 1999, as it may be amended and supplemented from time to time (the “indenture”), between Kroger and Firstar Bank, National Association, now known as U.S. Bank Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture.
Principal Amount of Notes
Each series of notes will be issued in an initial aggregate principal amount set forth below.
Maturity of Notes
Each series of notes will mature on the applicable maturity date set forth below. If the scheduled maturity date is not a business day, we will make the required payment on the following business day, and no interest will accrue as a result of such delay. “Business day” means any day other than a Saturday or Sunday or a day on which banking institutions in New York City or Cincinnati, Ohio are authorized or obligated by law or executive order to close.
Interest Rate on Notes
The interest rate on each series of notes is set forth below. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
Interest Payment Dates
We will pay interest on each series of notes semi-annually on the applicable interest payment dates set forth below (each an “interest payment date”). If any interest payment date falls on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment.
First Interest Payment Date
The first interest payment date on each series of notes is set forth below.
Regular Record Date for Interest
We will pay interest payable on any interest payment date to holders of record on the applicable regular record date set forth below immediately preceding the relevant interest payment date.
2026 Notes
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Total principal amount being issued: up to $

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Maturity date:           , 2026

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Interest rate:

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Interest payment dates:             and

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First interest payment date:

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Regular record dates for interest:             and

2027 Notes
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Total principal amount being issued: up to $

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Maturity date:            , 2027

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Interest rate:

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Interest payment dates:             and

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First interest payment date:

•
Regular record dates for interest:             and

2029 Notes
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Total principal amount being issued: up to $

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Maturity date:            , 2029

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Interest rate:

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Interest payment dates:             and

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First interest payment date:

•
Regular record dates for interest:             and

2031 Notes
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Total principal amount being issued: up to $

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Maturity date:            , 2031

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Interest rate:

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Interest payment dates:             and

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First interest payment date:

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Regular record dates for interest:             and

2034 Notes
•
Total principal amount being issued: up to $

•
Maturity date:            , 2034

•
Interest rate:

•
Interest payment dates:             and

•
First interest payment date:

•
Regular record dates for interest:             and

2054 Notes
•
Total principal amount being issued: up to $

•
Maturity date:            , 2054

•
Interest rate:

•
Interest payment dates:             and

•
First interest payment date:

•
Regular record dates for interest:             and

2064 Notes
•
Total principal amount being issued: up to $

•
Maturity date:            , 2064

•
Interest rate:

•
Interest payment dates:             and

•
First interest payment date:

•
Regular record dates for interest:             and

Ranking
The notes rank equally in right of payment with all of our existing and future unsecured senior debt. The notes rank senior to any future subordinated indebtedness. The notes will effectively be subordinated to any of our future secured indebtedness to the extent of the assets securing such indebtedness and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries who do not guarantee the notes. As of May 25, 2024, after giving pro forma effect to the Transactions (assuming all of the outstanding ACI Notes are tendered and accepted in the ACI Exchange Offers for $1,000 principal amount of new Kroger Exchange Notes for each $1,000 in principal amount of ACI Notes), the notes would rank equal in right of payment with approximately $32.4 billion of debt. Upon consummation of the Merger, we expect the notes to be structurally subordinated in right of payment to any ACI Notes that are not exchanged in the ACI Exchange Offers with respect to the assets of ACI and certain of its subsidiaries that are obligors with respect to such ACI Notes. Depending on the results of the ACI Exchange Offers, the Company may institute the Cross-Guarantee Scenario described above with respect to any series of ACI Notes, in which case the notes would rank equal in right of payment with any such ACI Notes. See “Risk Factors — Risks Related to the Notes — The notes are expected to be structurally subordinated to all the obligations of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.” This prospectus supplement is not an offer or sale of the Kroger Exchange Notes, which are solely being offered pursuant to a confidential exchange offer memorandum and consent solicitation statement, dated August 15, 2024. The ACI Exchange Offers are being made upon, and are subject to, the terms and conditions set forth therein and are conditioned upon, among other things, the consummation of the Merger. Neither this offering nor closing of the Merger is conditioned upon consummation of the ACI Exchange Offers.
The notes are unsecured and not entitled to any sinking fund.
The notes will initially be issued only in registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof as described under “Book-Entry Procedures.” We will issue global securities in denominations equal to the total principal amount of outstanding notes of the series represented by the global securities.
Special Mandatory Redemption
If (i) the Merger has not been completed on or prior to the later of (a) December 31, 2024 or (b) any later date to which ACI and Kroger may agree to extend the “Outside Date” under the Merger Agreement (the “SMR Outside Date”), (ii) prior to the SMR Outside Date, the Merger Agreement is terminated or (iii) we otherwise notify the trustee that we will not pursue the consummation of the Merger prior to the SMR Outside Date (the earliest of the date of delivery of such notice described in clause (iii), the SMR Outside Date and the date the Merger Agreement is terminated, the “special mandatory redemption trigger date”), we will be required to redeem all of the outstanding 2026 notes, 2027 notes, 2029 notes and 2031 notes (such redemption, the “special mandatory redemption”) at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date (as defined below) (the “special mandatory redemption price”).
In the event that we become obligated to redeem the 2026 notes, the 2027 notes, the 2029 notes and the 2031 notes pursuant to the special mandatory redemption, we will promptly, and in any event not more than five business days after the special mandatory redemption trigger date, deliver notice to the trustee of the special mandatory redemption and the date upon which such notes will be redeemed (the “special mandatory redemption date,” which date shall be no earlier than the third business day and no later than 30 days following the date of such notice) together with a notice of special mandatory redemption for the trustee to deliver to each registered holder of the notes to be redeemed. The trustee will then promptly mail or deliver electronically if such notes are held by any depositary (including, without limitation, The Depository Trust Company (“DTC”)) in accordance with such depositary’s customary procedures, such notice of special mandatory redemption to each registered holder of the notes to be redeemed at its registered address. Unless we default in payment of the special mandatory redemption price, on and after such special mandatory redemption date, interest will cease to accrue on the notes to be redeemed.
Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the special mandatory redemption will cease to apply.
Optional Redemption
Subject to the special mandatory redemption provisions above, (i) prior to       , 2026 (the maturity date of the 2026 notes) in the case of the 2026 notes, and (ii) prior to the applicable Par Call Date (as defined below) in the case of the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes, the 2054 notes and the 2064 notes, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes, the 2054 notes, and the 2064 notes, as applicable, matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (defined below) plus: (i)        basis points in the case of the 2026 notes; (ii)      basis points in the case of the 2027 notes; (iii)        basis points in the case of the 2029 notes; (iv)        basis points in the case of the 2031 notes; (v)      basis points in the case of the 2034 notes; (vi)        basis points in the case of the 2054 notes; and (vii)        basis points in the case of the 2064 notes, less (b) interest accrued to, but not including, the date of redemption, and

2)
100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the applicable Par Call Date, we may redeem the 2027 notes, the 2029 notes, the 2031 notes, the 2034 notes, the 2054 notes and the 2064 notes, respectively, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:
“Par Call Date” means (i) with respect to the 2027 notes,            , 2027 (the date that is      months prior to the maturity date of the 2027 notes), (ii) with respect to the 2029 notes,            , 2029 (the date that is      months prior to the maturity date of the 2029 notes), (iii) with respect to the 2031 notes,            , 2031 (the date that is      months prior to the maturity date of the 2031 notes), (iv) with respect to the 2034 notes,            , 2034 (the date that is      months prior to the maturity date of the 2034 notes), (v) with respect to the 2054 notes,            , 2054 (the date that is      months prior to the maturity date of the 2054 notes) and (vi) with respect to the 2064 notes,            , 2064 (the date that is      months prior to the maturity date of the 2064 notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities —
Treasury constant maturities — Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes), as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes) but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes), one with a maturity date preceding the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes) and one with a maturity date following the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes), the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes). If there are two or more United States Treasury securities maturing on the applicable Par Call Date (or, in the case of the 2026 notes, the maturity date of the 2026 notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

In connection with any redemption of the notes, a notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the redemption date. Such notice of conditional redemption will be of no effect unless all such conditions to the redemption have occurred before the redemption date or have been waived by us. If any of these events fail to occur and are not waived by us, we will be under no obligation to redeem the notes or pay the holders any redemption proceeds and our failure to so redeem the notes will not be considered a default or event of default. In the event that any of these conditions fail to occur or are not waived by us, we will promptly notify the trustee in writing that the conditions precedent to such redemption have failed to occur and the notes will not be redeemed.
Unless we default in payment of the redemption price (or, in the case of a conditional redemption, all of the conditions have not been met or waived by us), on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Covenants
The indenture provides that the following covenants will apply to the notes offered hereby.
Limitations on Liens.   We covenant that, so long as any notes remain outstanding, neither we nor any of our restricted subsidiaries will issue, assume or guarantee any secured debt or other agreement comparable to secured debt upon any material real property or operating asset unless these notes and other debt ranking equally to these notes also is so secured on an equal basis. This restriction will not apply to the following:
(1)
liens on any property or assets of any corporation existing at the same time such corporation becomes a restricted subsidiary provided that the lien does not extend to any of our other property or that of any other restricted subsidiaries;

(2)
liens existing on assets acquired by us, to secure the purchase price of assets, or to obtain a release of liens from any of our other property, incurred no later than 18 months after the acquisition, assumption, guarantee, or, in the case of real estate, completion of construction and commencement of operations;

(3)
liens securing indebtedness owing by any restricted subsidiary to us or another restricted subsidiary;

(4)
liens on any assets existing upon acquisition of a corporation through merger or by acquisition of all or substantially all of the assets by us or a restricted subsidiary;

(5)
liens in favor of the U.S., a foreign country, or any political subdivision to secure payments of debt incurred to finance the purchase of assets;

(6)
liens existing on our or any of our restricted subsidiaries’ properties or assets existing on the date of the supplemental indenture; provided that the liens secure only those obligations which they secure on the date of the supplemental indenture or any extension, renewal or replacement thereof;

(7)
any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in clauses (1) through (6);

(8)
some statutory liens or other similar liens arising in the ordinary course of our or any of our restricted subsidiaries’ business, or some liens arising out of governmental contracts;

(9)
some pledges, deposits or liens made or arising under worker’s compensation or similar legislation or in some other circumstances;

(10)
some liens in connection with legal proceedings, including some liens arising out of judgments or awards;

(11)
liens for some taxes or assessments, landlord’s liens, mechanic’s liens and liens and charges incidental to the conduct of the business, or the ownership of our or any of our restricted subsidiaries’ property or assets that were not incurred in connection with the borrowing of money and that do not, in our opinion, materially impair the use of the property or assets in the operation of our business or that of a restricted subsidiary or the value of the property or assets for its purposes; or
(12)
any other liens not included above, which together with amounts included in clause (1) of the next section do not exceed 10% of our consolidated net tangible assets.

Limitation on Sale and Lease-Back Transactions.   We and our restricted subsidiaries will not sell and leaseback for a term greater than three years under a capital lease any material real property or operating assets unless:
(1)
we could incur secured debt on that property equal to the present value of rentals under the lease without having to equally secure the note; or

(2)
the sale proceeds equal or exceed the fair market value of the property and the net proceeds are used within 180 days to acquire material real property or operating assets or to purchase or redeem notes offered hereby or long term debt, including capital leases, that are senior to or rank on parity with these notes.

This restriction does not apply to sale and lease-back transactions of material property or operating assets acquired or constructed after 18 months prior to the date of the indenture as long as a commitment for the sale and lease-back is made within 18 months of acquisition, in the case of operating assets, and of completion of construction and commencement of operations, in the case of material real property.
For purposes of these covenants, a “subsidiary” is an entity that we directly or indirectly control, including partnerships in which we or our subsidiaries own a greater than 50% interest. Restricted subsidiaries are all of our subsidiaries other than those our board of directors has determined are not material.
The covenants applicable to the notes would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us or in the event of a material adverse change in our financial condition or results of operation, and the notes do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving us.
Merger and Consolidation
The indenture provides that we will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all of our assets to any entity, unless:
•
we are the surviving entity, or the surviving or successor entity is a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and expressly assumes all our obligations under the indenture and the notes; and

•
immediately after the merger, consolidation, sale, lease or conveyance, we or the successor entity are not in default in the performance of the covenants and conditions of the indenture.

Subject to the foregoing, the indenture and the notes do not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a recapitalization or highly leveraged transaction involving us.
Change of Control
If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
•
accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Kroger and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Kroger to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Kroger and its subsidiaries taken as a whole to another Person or group may be uncertain.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Kroger and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Kroger or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Kroger’s voting stock; or (3) the first day on which a majority of the members of Kroger’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the notes and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, members of the Board of Directors of Kroger who (1) were members of such Board of Directors on the date of the issuance of the notes; or (2) were nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (1) or (2) of this definition who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Kroger’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc.
“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.
“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or any of them, as the case may be.
“S&P” means S&P Global Ratings, a segment of S&P Global Inc., and its successors.
Book-Entry Procedures
DTC.   The Depository Trust Company, New York, New York (“DTC”), will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. Fully-registered global notes will be issued with respect to each of the notes. See “Description of Debt Securities — Global Securities” in the accompanying prospectus for a description of DTC’s procedures with respect to global notes.
Ownership of beneficial interests in a global note will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC, including Euroclear and Clearstream (“participants”). Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for the global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
Principal and interest payments on the global notes represented by a global security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the global notes represented by the global security for all purposes under the indenture. Accordingly, we, the trustee and the paying agent under the indenture will have no responsibility or liability for:
•
any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a global note represented by a global security;

•
any other aspect of the relationship between DTC and its participants or the relationship between the participants and the owners of beneficial interests in a global note held through the participants; or

•
the maintenance, supervision or review of any of DTC’s records relating to the beneficial ownership interests.

DTC has advised us that upon receipt of any payment of principal of or interest on a global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on DTC’s records. The applicable underwriter or underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts in bearer form or registered in “street name,” and will be the sole responsibility of those participants.
A global note can only be transferred:
•
as a whole by DTC to one of its nominees;

•
as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•
as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of the successor.

Global notes represented by a global security can be exchanged for certificated notes in registered form only if:
•
DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we do not appoint a successor depositary within 90 days after receiving the notice;

•
at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be so registered as a clearing agency;

•
we in our sole discretion determine that a global note will be exchangeable for certificated notes in registered form and notify the trustee of our decision; or

•
an event of default with respect to the notes represented by a global note has occurred and is continuing.

A global note that can be exchanged under the previous paragraph will be exchanged for certificated notes that are issued in authorized denominations in registered form for the same aggregate amount. Those certificated notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.
Except as provided above, owners of beneficial interests in a note will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders of the notes for any purpose under the indenture and no global notes represented by a global security will be exchangeable. Each person owning a beneficial interest in a global note must rely on the procedures of DTC (and if the person is not a participant, on the procedures of the participant through which the person owns its interest) to exercise any rights of a holder under the indenture or the global note. The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in certificated form. Those laws may impair the ability to transfer beneficial interests in a global note.
DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE Euronext and the Financial Industry Regulatory Authority. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.
Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.
We may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.
Beneficial interests in the global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global note through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
Clearstream.   Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.
Euroclear.   Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.
Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.
When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.
The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.
Discharge, Defeasance and Covenant Defeasance
Under terms satisfactory to the trustee, we may discharge some obligations to holders of the notes which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the trustee cash or U.S. Government Obligations (as defined in the indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the notes.
We may also discharge any and all of our obligations to holders of the notes at any time (“defeasance”) or omit to comply with certain of the covenants contained in the indenture (“covenant defeasance”), but we may not avoid our duty to register the transfer or exchange of the notes, to replace any temporary, mutilated, destroyed, lost, or stolen notes or to maintain an office or agency for the notes. Defeasance or covenant defeasance may be effected only if, among other things:

(1)
we irrevocably deposit with the trustee cash or U.S. Government Obligations as trust funds in an amount certified to be sufficient to pay at maturity the principal of and interest on all outstanding notes; and

(2)
we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal and interest payments on the notes. In the case of defeasance, the opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the indenture, since that result would not occur under current tax law.

Same-Day Settlement and Payment
Settlement for the notes will be made by the underwriters in immediately available funds. We will pay all principal and interest in immediately available funds.
Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the DTC’s same-day funds settlement system until maturity. As a result, DTC will require that secondary market trading activity in the notes be settled in immediately available funds.
We cannot advise holders on the effect on trading activity in the notes of settlement in immediately available funds.
Further Issues
We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes of a series. These further notes will rank equal with the notes of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of the further notes, or except for the first payment of interest following the issue date of the further notes). The further notes may be consolidated and form a single series with the notes of such series and may have the same terms as to status, redemption, or otherwise, as the notes.
The Trustee
U.S. Bank Trust Company, National Association, formerly known as Firstar Bank, National Association, is the trustee under the indenture. In the performance of its duties, the trustee is entitled to indemnification for any act which would involve it in expense or liability and will not be liable as a result of any action taken in connection with the performance of its duties except for its own gross negligence or default. The trustee is protected in acting upon any direction or document reasonably believed by it to be genuine and to be signed by the proper party or parties or upon the opinion or advice of counsel. The trustee may resign upon written notice to us as provided in the indenture. The trustee may acquire our obligations for its own account. The trustee performs banking and other services for us, and is a lender under our credit facility.
Governing Law
The laws of the State of New York shall govern the indenture and the notes, without regard to conflicts of law principles thereof.

UNITED STATES FEDERAL TAX CONSIDERATIONS
The following summary describes the material United States federal income tax consequences for United States holders and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a note and you acquire the note in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.
This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:
•
dealers in securities or currencies;

•
traders in securities;

•
United States holders (as defined below) whose functional currency is not the United States dollar;

•
persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•
persons subject to the alternative minimum tax;

•
certain United States expatriates;

•
financial institutions;

•
insurance companies;

•
controlled foreign corporations, passive foreign investment companies, real estate investment trusts, and regulated investment companies and shareholders of such corporations;

•
entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•
accrual method taxpayers that are required to recognize income for United States federal income tax purposes no later than when such income is taken into account as revenue in applicable financial statements;

•
pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•
persons that acquire the notes for a price other than the issue price of the notes.

If a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), or a partner in such a partnership, is the beneficial owner of the Notes, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and such holders should consult their own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.
This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss the U.S. federal estate and gift tax consequences, the Medicare tax on net investment income or any U.S. state or local income or non-U.S. income or other tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial authorities, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. No opinion of counsel or ruling from the U.S. Internal Revenue Service (“IRS”) has been or will be given with respect to any of the considerations discussed herein. No assurances can be given that the IRS would not assert, or that a court would not sustain, a position different from any of the tax considerations discussed below. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.
United States Holders
The following summary applies to you only if you are a United States holder (as defined below).
Definition of a United States Holder
A “United States holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•
a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

Interest
Interest on your notes will be taxed as ordinary interest income. In addition:
•
if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•
if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes
Your tax basis in your notes generally will be their cost. Upon the sale, redemption, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:
•
the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States Tax Considerations — United States Holders — Interest”); and

•
your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a reduced rate of taxation.
Backup Withholding and Information Reporting
In general, information reporting requirements apply to payments to a non-corporate United States holder of interest on notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes.

In general, “backup withholding” may apply:
•
to any payments made to you of principal of and interest on your note, and

•
to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.
Certain Additional Payments
There are circumstances in which we might be required to make payments on a note in excess of stated interest and the principal amount of the notes that would increase the yield of the note, for instance as described under “Description of the Notes — Special Mandatory Redemption.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. This position is not binding on the IRS. If the IRS were to take a contrary position, you may be required to accrue interest income based on a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments projected to be made based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as ordinary interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.
Non-U.S. Holders
The following summary applies to you if you are a beneficial owner of a note and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:
•
on at least 31 days in the calendar year, and

•
for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.
United States Federal Withholding Tax
Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:
•
you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury Regulations thereunder;

•
you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•
you are not a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•
such interest is not effectively connected with your conduct of a United States trade or business; and

•
you provide a signed written statement, on an Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)
us or our paying agent; or

(B)
a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury Regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury Regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.
If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. In the former case, you generally will be subject to U.S. federal income tax with respect to interest on your notes in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, if you are a corporation, you could be subject to a branch profits tax with respect to any U.S. trade or business income at a rate of 30% (or potentially at a reduced rate under an applicable income tax treaty).
United States Federal Income Tax
Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations — Non-U.S. Holders — United States Federal Withholding Tax” above), backup withholding tax (see “United States Federal Tax Considerations — Non-U.S. Holders — Backup Withholding and Information Reporting” below) and FATCA withholding tax (see “United States Federal Tax Considerations — Foreign Account Tax Compliance Act” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:
•
in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•
in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•
the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide to the applicable withholding agent a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.
Backup Withholding and Information Reporting
Under current Treasury Regulations, backup withholding and certain information reporting will not apply to payments made on the notes to you if you have provided to the applicable withholding agent the required certification that you are not a United States person as described in “United States Tax Considerations — Non-U.S. Holders — United States Federal Withholding Tax” above, and provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.
The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:
•
is a United States person (as defined in the Internal Revenue Code);

•
derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•
is a “controlled foreign corporation” for United States federal income tax purposes; or

•
is a foreign partnership, if at any time during its tax year:

•
one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•
the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN or W-8BEN-E (or other applicable form) certifying that you are not a United States person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a United States person or the conditions of any other exemption are not, in fact, satisfied.
You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Backup withholding is not an additional tax, and amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
Foreign Account Tax Compliance Act
Pursuant to Sections 1471 through 1474 of the Code, as modified by Treasury Regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”),

Kroger may be required to withhold U.S. tax at the rate of 30% on the payments of interest on the notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. While withholding under FATCA may also apply to gross proceeds from the sale or other disposition (including a redemption or retirement) of notes, under proposed Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, taxpayers may rely on the proposed regulations until final regulations are issued. An intergovernmental agreement between the U.S. and the Non-U.S. holder’s jurisdiction may modify these requirements. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment.

UNDERWRITING
Kroger and the underwriters for the offering named below, for whom Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives, have entered into an underwriting agreement and a pricing agreement for offering the notes. Subject to conditions in these agreements, each underwriter has severally and not jointly agreed to purchase the principal amount of notes indicated in the following table.
Underwriter	Principal Amount of 2026 Notes	Principal Amount of 2027 Notes	Principal Amount of 2029 Notes	Principal Amount of 2031 Notes	Principal Amount of 2034 Notes	Principal Amount of 2054 Notes	Principal Amount of 2064 Notes
Citigroup Global Markets Inc.	$	$	$	$	$	$	$
Wells Fargo Securities, LLC

Total	$	$	$	$	$	$	$
The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to the applicable percentage of the principal amount of such notes set forth below:
Series of Notes	%
2026 notes	%
2027 notes	%
2029 notes	%
2031 notes	%
2034 notes	%
2054 notes	%
2064 notes	%
Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to the applicable percentage of the principal amount of such notes set forth below:
Series of Notes	%
2026 notes	%
2027 notes	%
2029 notes	%
2031 notes	%
2034 notes	%
2054 notes	%
2064 notes	%
If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that Kroger is to pay to the underwriters in connection with this offering:
	Per 2026 Note	Per 2027 Note	Per 2029 Note	Per 2031 Note	Per 2034 Note	Per 2054 Note	Per 2064 Note	Total
Underwriting discounts	%	%	%	%	%	%	%	$
Kroger estimates that its share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $      .
Kroger has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
New Issue of Notes
The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised Kroger that the underwriters intend to make a market in the notes of each series after the completion of the offering, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
Short Sales; Stabilization; Penalty Bid
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Settlement
Kroger expects that the notes will be delivered against payment therefor on or about the settlement date specified on the front cover of this prospectus supplement, which will be the       business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day before the date of delivery should consult their own advisor.
Selling Restrictions
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103

Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
In addition, in the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, qualified investors within the meaning of Article 2 of the UK Prospectus Regulation who: (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, (iii) are outside the UK, and/or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated or cause to be communicated (all such persons together being referred to as “relevant persons”). In the UK, this prospectus supplement and accompanying prospectus are directed only at relevant persons and must not be acted on or relied on in the UK by persons who are not relevant persons and any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document, other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws) of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws) of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws) of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (an “Institutional Investor”) under Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Class of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an Accredited Investor (as defined in the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor, then securities (as defined in Section 2(1) of the SFA) or securities-based derivatives contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or to any person arising from an offer referred to in to Section 275(1A) (in the case of that corporation) or

Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
South Korea
The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. One or more of the underwriters or their affiliates have provided and may in the future provide various commercial or investment banking services and other services to Kroger and its affiliates. For example, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC acted as our financial advisors in connection with the Merger. In addition, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC or their respective affiliates (i) committed to provide the bridge facility in connection with the Merger, (ii) acted as lead arrangers, bookrunners and lenders with respect to the term loan credit agreement to, among other things, finance a portion of the Merger and (iii) acted as lead arrangers, bookrunners and lenders with respect to our revolving credit facilities. The commitments in respect of the bridge facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering.

In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under Kroger’s credit facility, and affiliates of some of the underwriters may be lenders in connection with Kroger’s current and future commercial paper borrowings. Mr. Ronald L. Sargent, a member of the board of directors of Kroger, is a member of the board of directors of Wells Fargo & Company, which is the parent company of Wells Fargo Securities, LLC, one of the underwriters for this offering.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparts to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES
The validity of the notes will be passed upon for Kroger by Weil, Gotshal & Manges LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters under Ohio law will be passed upon for us by Christine S. Wheatley, Esq., Senior Vice President, General Counsel and Secretary of Kroger. Ms. Wheatley beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of Kroger common shares.
EXPERTS
The financial statements of The Kroger Co. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Kroger Co. for the year ended February 3, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of ACI as of February 24, 2024, and February 25, 2023, and for each of the three years in the period ended February 24, 2024, incorporated by reference in this prospectus supplement, and the effectiveness of ACI’s internal control over financial reporting as of February 24, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein.

PROSPECTUS
The Kroger Co.
Debt Securities
Preferred Shares
Depositary Shares
Common Shares
Warrants
We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
We may offer any of the following securities from time to time:
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debt securities;

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preferred shares;

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depositary shares relating to preferred shares;

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common shares; and

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warrants to purchase debt securities, common shares or preferred shares.

Our common shares are listed on the New York Stock Exchange under the symbol “KR.” If we decide to seek a listing of any debt securities, preferred shares, depositary shares, or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.
Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202. Our telephone number is (513) 762-4000.
Investing in our securities involves risk. See “Risk Factors” beginning on page 1 and the documents incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 20, 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a Registration Statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.
For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents we incorporate by reference contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase securities we may offer, you should review the full text of those documents. The registration statement and additional information can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
THE COMPANY
Kroger was founded in 1883 and incorporated in 1902. As of January 29, 2022, we are one of the largest retailers in the world as measured by revenue. Our retail business is built on the foundation of our market leading position in food retail which includes the added convenience of our retail pharmacies and fuel centers. Our market leading position in food retail reflects the strength of our competitive moats of Fresh, Our Brands, Data & Personalization and Seamless, and our unique combination of assets. We also leverage the data and traffic generated by our retail business to deliver incremental value and services for our customers that generates alternative profit streams. These alternative profit streams would not exist without our core retail business. Kroger is diversified across brands, product categories, channels of distribution, geographies and consumer demographics. We maintain a web site (www.thekrogerco.com) that includes additional information about the Company. Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100, and our telephone number is (513) 762-4000.
As of January 29, 2022, directly or through subsidiaries, we operated approximately 2,726 supermarkets under a variety of local banner names, of which 2,252 had pharmacies and 1,613 had fuel centers. We offer Pickup (also referred to as ClickList®) and Harris Teeter ExpressLane™ — personalized, order online, pick up at the store services — at 2,257 of our supermarkets and provide home delivery service to 98% of Kroger households. We also operated 33 food production plants. These plants consisted of 14 dairies, 19 deli or bakery plants, five grocery product plants, two beverage plants, one meat plant and two cheese plants.
RISK FACTORS
Our business is subject to uncertainties and risks. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. See “Where You Can Find More Information” in this prospectus.
FORWARD LOOKING STATEMENTS
Certain information included or incorporated by reference in this document may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. Forward-looking statements include statements as to industry trends and our future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by our management. These statements are often identified by the use of words such as “achieve,” “affect,” “anticipate,” “believe,” “committed,” “continue,” “could,” “deliver,” “effect,” “estimate,” “expects,” “future,” “growth,” “intends,” “likely,” “may,” “model,” “objective,” “plan,” “position,” “range,” “result,” “strategy,” “strive,” “strong,” “target,” “trend,” “vision,” “will, and “would,” and similar words or phrases. These statements are based on the beliefs and assumptions of our management based on information currently available to our management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, the risks described under the caption “Risk Factors” in any applicable prospectus supplement and any risk set forth in our other filings with the SEC that are incorporated by reference into this prospectus or any applicable prospectus supplement. You should carefully consider these factors before investing in our securities. Such forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.
WHERE YOU CAN FIND MORE INFORMATION
Kroger files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. You can find additional information about Kroger at ir.kroger.com.
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference (i) all information in our proxy statement filed with the SEC on May 2, 2022, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended January 29, 2022; (ii) our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the SEC on March 29, 2022; and (iii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities.
You may request a copy of these filings, other than any exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address:
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202
(513) 762-4000
Attention: General Counsel
This prospectus is part of a Registration Statement we filed with the SEC. We have incorporated into this Registration Statement exhibits that include a form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.
You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.
USE OF PROCEEDS
We will use the net proceeds from the sale of the securities to repay amounts under our credit facility or short-term borrowings and thereafter to use short-term borrowings or borrowings under our credit facility to repurchase, repay or redeem our outstanding indebtedness. We also expect to use borrowing proceeds for other general corporate purposes.
CONFLICTS OF INTEREST
If any member of the Financial Industry Regulatory Authority (“FINRA”) participating in this offering receives 5% or more of the net proceeds of the offering by reason of the repayment of our debt, that member will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121, and this offering will be conducted in accordance with that rule.
PLAN OF DISTRIBUTION
We may sell the securities in any one or more of the following ways:
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directly to investors;

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to investors through agents or dealers;

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through underwriting syndicates led by one or more managing underwriters; and

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through one or more underwriters acting alone.

If we use underwriters in the sale, the obligations of the underwriters to purchase the securities will be subject to conditions. The underwriters will be obligated to purchase all the securities offered, if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
We may use agents in the sale of securities. Unless indicated in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.
If we use a dealer in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices it determines at the time of resale.
We also may sell the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.
We may authorize underwriters, dealers or agents to solicit offers to purchase the securities under a delayed delivery contract providing for payment and delivery at a future date.
We will identify any underwriters or agents and describe their compensation, including any discounts or commissions, in a prospectus supplement. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions.
We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers or agents may engage in transactions with, or perform services for, us in the ordinary course of their business.
DESCRIPTION OF DEBT SECURITIES
This prospectus describes the terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to the particular series of debt securities.
The debt securities will be issued under an indenture between Kroger and a trustee to be selected by us. The indenture allows us to have different trustees for each debt security offering.

We have summarized the material terms of the indenture below. The indenture is included as an exhibit to the Registration Statement for these securities that we have filed with the SEC. You should read the indenture for the provisions that are important to you.
Principal Terms of the Debt Securities
The debt securities will rank equally in right of payment with all of our existing and future unsecured senior debt. The debt securities will rank senior to any future subordinated indebtedness.
A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:
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their type and title;

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their total principal amount and currency;

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the denominations in which they are authorized to be issued;

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the percentage of their principal amount at which they will be issued;

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the date on which they will mature;

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if they bear interest, the interest rate or the method by which the interest rate will be determined;

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the times at which any interest will be payable or the manner of determining the interest payment dates;

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any optional or mandatory redemption periods and the redemption or purchase price;

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any guarantees by our direct and indirect subsidiaries;

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any sinking fund requirements;

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any special United States federal income tax considerations;

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whether they are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities;

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any information with respect to book-entry procedures;

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the manner in which the amount of any payments of principal and interest determined by reference to an index are determined; and

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any other specific terms not inconsistent with the indenture.

Denominations, Registration, Transfer and Payment
We will issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under “Global Securities.” We will issue registered securities denominated in U.S. dollars only in denominations of $2,000 and integral multiples of $1,000. We will issue global securities in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. We will describe the denomination of debt securities denominated in a foreign or composite currency in a prospectus supplement.
You may present registered securities for registration of transfer at the office of the registrar or at the office of any transfer agent designated by us.
We will pay principal and any premium and interest on registered securities at the office of the paying agent. We may choose to make any interest payment (1) by check mailed to the holder’s address appearing in the register or (2) by wire transfer to an account maintained by the holder as specified in the register. We will make interest payments to the person in whose name the debt security is registered at the close of business on the day or days specified by us.
The trustee’s principal office in the City of New York, Chicago, Cincinnati, or other location, will be designated as the sole paying agent for payments on registered securities.

Global Securities
We will deposit global securities with the depositary identified in the prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security.
After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person that holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be affected only through, records maintained by the depositary and its participants.
We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.
Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of Kroger, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of the participants.
If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.
Events of Default
When we use the term “Event of Default” in the indenture, here are examples of what we mean:
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we fail to pay the principal or any premium on any debt security when due;

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we fail to deposit any sinking fund payment when due;

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we fail to pay interest when due on any security for 30 days;

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we fail to comply with any other covenant in the debt securities and this failure continues for 60 days after we receive written notice of it;

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we default in any of our other indebtedness in excess of $50,000,000, and that results in an acceleration of maturity; or

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we take specified actions relating to our bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. You should refer to the prospectus supplement for the Events of Default relating to a particular series of debt securities. A default under one series of debt securities will not necessarily be a default under another series.
If an Event of Default for debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the debt securities of that series outstanding may require us to immediately repay all of the principal and interest due on the debt securities of that series. The holders of a majority in principal amount of all of the debt securities of that series may rescind this accelerated payment requirement, if the rescission would not conflict with any judgment or decree by a court and if all existing Events of Default have been cured or waived.
If an Event of Default occurs and is continuing, the trustee may pursue any remedy available to it to collect payment or to enforce the performance of any provision of the debt securities or the indenture.
The holders of a majority in principal amount of the debt securities may generally waive an existing default and its consequences.
Modification of the Indenture
The indenture may be amended without the consent of any holder of debt securities:
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to cure any ambiguity, defect or inconsistency;

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to permit a successor to assume our obligations under the indenture;

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to add additional covenants for the benefit of holders;

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to add additional Events of Default;

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to add or change provisions necessary to facilitate the issuance of securities; or

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to entitle the securities to the benefit of security.

The indenture may be amended with the written consent of the holders of at least 50% in principal amount of the debt securities of the series affected by the amendment. Holders of at least 50% in principal amount of the debt securities may waive our compliance with any provision of the indenture or the debt securities by giving notice to the trustee.
However, no amendment or waiver that:
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changes the maturity of principal or any installment of principal or interest;

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reduces the amount of principal or interest or premium payable on redemption;

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reduces the amount of debt securities whose holders must consent to an amendment or waiver;

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modifies provisions related to rights of holders to redeem securities at their option; or

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changes other rights of holders as specifically identified in the indenture;

will be effective against any holder without the holder’s consent.
Other Debt Securities
In addition to the debt securities described above, we may issue subordinated debt securities that rank junior to our senior debt securities. These debt securities will be described in a prospectus supplement and will be issued pursuant to an indenture entered into between Kroger and a trustee that we select. The indenture will be filed with the SEC and qualified under the Trust Indenture Act.
Other Limitations
The prospectus supplement may contain provisions that limit our ability to consolidate or merge with other companies. It also may contain provisions that limit our right to incur liens and to engage in sale and leaseback transactions.

DESCRIPTION OF CAPITAL STOCK
Our Amended Articles of Incorporation, as amended, authorize us to issue 2,000,000,000 common shares, $1 par value per share, and 5,000,000 cumulative preferred shares, $100 par value per share. As of March 23, 2022, there were outstanding 723,308,230 common shares, and no cumulative preferred shares.
Common Shares
All outstanding common shares are, and any shares issued under this prospectus will be, fully paid and nonassessable. Subject to rights of preferred shareholders if any preferred shares are issued and outstanding, holders of common shares:
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are entitled to any dividends validly declared;

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will share ratably in our net assets in the event of a liquidation; and

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are entitled to one vote per share.

The common shares have no conversion rights. Holders of common shares have no preemption, subscription, redemption, or call rights related to those shares.
EQ Shareowner Services is the transfer agent and registrar for our common shares.
Preferred Shares
This prospectus describes the terms and provisions of our preferred shares. When we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred shares. The preferred shares will be issued under a certificate of designations relating to each series of preferred shares. It is also subject to our Amended Articles of Incorporation.
We have summarized the material portions of the certificate of designations below. The certificate of designations will be filed with the SEC in connection with an offering of preferred shares.
Our Amended Articles of Incorporation, as amended, authorize us to issue 5,000,000 preferred shares, par value $100 per share. Our Board is authorized to designate any series of preferred shares and the powers, preferences and rights of the preferred shares without further shareholder action. As of March 23, 2022, we had no preferred shares outstanding.
Our Board is authorized to determine or fix the following terms for each series of preferred shares, which will be described in a prospectus supplement:
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the designation and number of shares;

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the dividend rate;

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the payment date for dividends and the date from which dividends are cumulative;

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our redemption rights and the redemption prices;

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amounts payable to holders on our liquidation, dissolution or winding up;

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the amount of the sinking fund, if any;

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whether the shares will be convertible or exchangeable, and if so the prices and terms; and

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whether future shares of the series or any future series or other class of stock is subject to any restrictions, and if so the nature of the restrictions.

When we issue preferred shares, they will be fully paid and nonassessable.
Dividends
The holders of preferred shares will be entitled to receive cash dividends if declared by our Board of Directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record as they appear on the record dates fixed by our Board.
Our Board will not declare and pay a dividend on any series of preferred shares unless full dividends for all series of preferred shares ranking equal as to dividends have been declared or paid and sufficient funds are set aside for payment. If dividends are not paid in full, we will declare any dividends pro rata among the preferred shares of each series and any series of preferred shares ranking equal to any other series as to dividends. A “pro rata” declaration means that the dividends we declare per share on each series of preferred shares will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred shares bear to each other.
Unless all dividends on the preferred shares have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common shares or on any class of security ranking junior to the series of preferred shares, except for dividends or distributions paid for with securities ranking junior to the preferred shares. We also will not redeem, purchase, or otherwise acquire any securities ranking junior to the series of preferred shares as to dividends or liquidation preferences, except by conversion into or exchange for stock junior to the series of preferred shares.
Convertibility
We will not convert or exchange any series of preferred shares for other securities or property, unless otherwise indicated in the prospectus supplement.
Redemption and sinking fund
We will not redeem or pay into a sinking fund any series of preferred shares, unless otherwise indicated in the prospectus supplement.
Liquidation rights
If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of any series of preferred shares will be entitled to receive the liquidation preference per share specified in the prospectus supplement and all accrued and unpaid dividends. We will pay these amounts to the holders of each series of the preferred shares, and all amounts owing on any preferred shares ranking equally with that series of preferred shares as to distributions upon liquidation. These payments will be made out of our assets available for distribution to shareholders before any distribution is made to holders of common shares or any class of shares ranking junior to the series of preferred shares as to dividends and liquidation preferences.
In the event there are insufficient assets to pay the liquidation preferences for all equally-ranked classes of preferred shares in full, we will allocate the remaining assets equally among all series of equally-ranked preferred shares based upon the aggregate liquidation preference for all outstanding shares for each series. This distribution means that the distribution we pay to the holders of all shares ranking equal as to distributions if we dissolve, liquidate or wind up our business will bear the same relationship to each other that the full distributable amounts for which the holders are respectively entitled if we dissolve, liquidate or wind up our business bear to each other. After we pay the full amount of the liquidation preference to which they are entitled, the holders of a series of preferred shares will not be entitled to participate in any further distribution of our assets.
Voting rights
Holders of preferred shares will be entitled to one vote per share, unless otherwise indicated in the prospectus supplement or otherwise required by law.
Transfer agent and registrar
The prospectus supplement for each series of preferred shares will name the transfer agent and registrar.

DESCRIPTION OF DEPOSITARY SHARES
This prospectus describes the terms and provisions of our depositary shares. When we offer to sell depositary shares, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement also will indicate whether the terms and provisions described in this prospectus apply to the depositary shares being offered.
We have summarized the material portions of the deposit agreement below. The deposit agreement will be filed with the SEC in connection with an offering of depositary shares.
We may offer fractional interests in preferred shares, rather than full preferred shares. If we do, we will provide for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a preferred share of a specified series. These rights include dividend, voting, redemption and liquidation rights. The applicable fraction will be specified in a prospectus supplement. The preferred shares represented by the depositary shares will be deposited with a depositary named in a prospectus supplement, under a deposit agreement among us, the depositary and the holders of the depositary receipts.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to file proof of residence and pay charges.
Dividends
The depositary will distribute all cash dividends or other cash distributions received to the record holders of depositary receipts in proportion to the number of depositary shares owned by them on the relevant record date. The record date will be the same date as the record date we fix for the applicable series of preferred shares.
If we make a non-cash distribution, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines, after consultation with us, that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, adopt any other method for the distribution as it deems appropriate, including the sale of the property and distribution of the net proceeds from the sale.
Liquidation Preference
If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of each depositary share will receive the fraction of the liquidation preference accorded each share of the applicable series of preferred shares.
Redemption
If we redeem the series of preferred shares underlying the depositary shares, we will redeem the depositary shares from the redemption proceeds of the preferred shares held by the depositary. Whenever we redeem any preferred shares held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares representing the preferred shares being redeemed. The depositary will mail the notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary receipts.
Voting
The depositary will promptly mail information contained in any notice of meeting it receives from us to the record holders of the depositary receipts. Each record holder of depositary receipts will be entitled to instruct the depositary as to its exercise of its voting rights pertaining to the number of preferred shares represented by its depositary shares. The depositary will try, if practical, to vote the preferred shares underlying the depositary shares according to the instructions received. We will agree to try to take all action that the depositary finds necessary in order to enable the depositary to vote the preferred shares in that manner. The depositary will not vote any of the preferred shares for which it does not receive specific instructions from the holders of depositary receipts.
Withdrawal of Preferred Shares
If holders surrender depositary receipts at the principal office of the depositary and pay any unpaid amount due to the depositary, the owner of the depositary shares is entitled to receive the number of whole preferred shares and all money and other property represented by the depositary shares. Partial preferred shares will not be issued. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of preferred shares, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.
Holders of preferred shares received in exchange for depositary shares will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary receipts.
Amendment and Termination of Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders, other than any change in fees, of depositary shares will not be effective unless approved by the holders of at least a majority of the depositary shares then outstanding. An amendment may not impair the right of any owner of any depositary shares to surrender its depositary receipt with instructions to the depositary in exchange for preferred shares, money and property, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us or the depositary only if:
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all outstanding depositary shares have been redeemed; or

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there has been a final distribution to the holders of the preferred shares in connection with the liquidation, dissolution or winding up of our business, and the distribution has been made to all the holders of depositary shares.

Charges of Depositary
We will pay all transfer and other taxes and governmental charges attributable solely to the depositary arrangements. We will pay the depositary’s charges for the initial deposit of the preferred shares and the initial issuance of the depositary shares, any redemption of the preferred shares and all exchanges for preferred shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other charges stated in the deposit agreement to be for their accounts. In some circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares if those charges are not paid.
Obligations of Depositary
The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to it and that we are required to furnish to the holders of the preferred shares. In addition, the depositary will make available for inspection by holders of depositary receipts at its principal office, and at other places it deems advisable, any reports and communications received from us.
We will not assume, and the depositary will not assume, any obligation or any liability under the deposit agreement to holders of depositary receipts other than for gross negligence or willful misconduct. We will not be liable, and the depositary will not be liable, if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our and their duties. We and the depositary will not be obligated to prosecute or defend any legal proceeding related to any depositary shares or preferred shares unless we receive satisfactory indemnity. We and the depositary may rely on written advice of our counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give this information. We also may rely on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so. At any time we may remove the depositary. The resignation or removal will take effect after a successor depositary is appointed and has accepted the appointment. We must appoint a successor within 60 days after delivery of the notice for resignation or removal and the successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.
Federal Income Tax Consequences
Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred shares underlying the depositary shares. Accordingly, the owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred shares. In addition:
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no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares;

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the tax basis of each preferred share to an exchanging owner of depositary shares will, when exchanged, be the same as the aggregate tax basis of the depositary shares being exchanged; and

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the holding period for preferred shares in the hands of an exchanging owner of depositary shares will include the period during which that person owned the depositary shares.

DESCRIPTION OF WARRANTS
This prospectus describes the terms and provisions of the warrants. When we offer to sell warrants, we will describe the specific terms of the warrants and warrant agreement in a supplement to this prospectus. The prospectus supplement also will indicate whether the terms and provisions described in this prospectus apply to the warrants being offered.
We have summarized the material portions of the warrant agreement below. The warrant agreement will be filed with the SEC in connection with an offering of warrants. You should read the warrant agreement for the provisions that are important to you.
We may issue warrants for the purchase of our debt securities, preferred shares or common shares. Warrants may be issued alone or together with debt securities, preferred shares or common shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:
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their title;

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their offering price;

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their aggregate number;

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the designation and terms of the debt securities that can be purchased when they are exercised;

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the designation and terms of the debt securities that are issued with the warrants and the number of warrants issued with each debt security;

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the date when they and any debt securities issued will be separately transferable;

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the principal amount of debt securities that can be purchased when they are exercised and the purchase price;

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the date on which the right to exercise warrants begins and the date on which the right expires;

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the minimum or maximum amount of warrants that may be exercised at any one time;

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whether they and the debt securities that may be issued when they are exercised will be issued in registered or bearer form;

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information about book-entry procedures;

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the currency in which the offering price and the exercise price are payable;

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a discussion of material United States federal income tax considerations;

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the antidilution provisions; and

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the redemption or call provisions.

Stock Warrants
The prospectus supplement relating to any particular issue of warrants to issue common shares or preferred shares will describe the terms of the stock warrants, including the following:
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their title;

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their offering price;

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their aggregate number;

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the designation and terms of the common shares or preferred shares that can be purchased when they are exercised;

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the designation and terms of the common shares or preferred shares that are issued and the number of warrants issued with common shares or preferred shares;

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the date when they and any common shares or preferred shares issued will be separately transferable;

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the number of common shares or preferred shares that can be purchased when they are exercised and the purchase price;

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the date on which the right to exercise them begins and the date on which the right expires;

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the minimum or maximum amount that may be exercised at any one time;

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the currency in which the offering price and the exercise price are payable;

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a discussion of material United States federal income tax considerations;

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the antidilution provisions; and

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the redemption or call provisions.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 29, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
The validity of the securities will be passed upon for Kroger by Christine S. Wheatley, Esq., Group Vice President, Secretary and General Counsel of Kroger, and for any underwriters or agents by counsel named in the applicable prospectus supplement. As of May 1, 2022, Ms. Wheatley owned 129,001 Kroger common shares and had 118,408 options to acquire additional common shares.